Exhibit 99.5


                          [AMERICAN RADIO SYSTEMS LOGO]





FOR IMMEDIATE RELEASE                      Contact:  Joe Winn, Chief Financial
                                           Officer or Bruce Danziger, Director
                                           of Investor Relations
                                           (617) 375-7500

                        AMERICAN RADIO SYSTEMS COMPLETES
                      PRIVATE PLACEMENT AND CREDIT FACILITY

         Boston, Massachusetts - January 30, 1997 - American Radio Systems Corporation (NASDAQ:AMRD) announced today that it has completed a private placement of 2,000,000 shares of its 11 3/8 Exchangeable Preferred Stock to qualified institutional buyers. The Company will use the net proceeds from the offering, which equal more than $192 million, to repay outstanding debt. Thereafter, the Company expects to utilize borrowings to finance, among other things, acquisitions of radio stations.

         The Exchangeable Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         American Radio also announced that it has completed a $750 million revolving credit facility with a consortium of lenders led by the Bank of New York. The financing can be expanded to $900 million in the event it becomes necessary to repurchase $150 million of 9.75% EZ Communications notes pursuant to a "put" option held by the noteholders.

         American Radio Systems Corporation began trading shares publicly in June, 1995. The Company owns and/or manages 46 FM and 22 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, and Fresno. The Company also has options and/or agreements to buy additional radio stations in Boston, Cincinnati, Baltimore, Sacramento, San Jose, West Palm Beach, Rochester, Dayton and Fresno. In addition, on August 5, 1996 the company announced that it had reached an agreement to merge with EZ Communications, Inc. EZ Communications owns and/or operates 23 radio stations in seven markets nationwide.

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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575